UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   STERBA, JEFFRY E
   ALVARADO SQUARE
   M. S. 2824
   ALBUQUERQUE, NM  87158
   USA
2. Issuer Name and Ticker or Trading Symbol
   PNM RESOURCES, INC.
   PNM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/29/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |01/07/|L   |V|14.2298           |A  |$28.0850   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |01/18/|L   |V|6.8434            |A  |$29.2004   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |02/08/|L   |V|7.5829            |A  |$26.3500   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |02/21/|L   |V|7.6938            |A  |$25.9700   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/06/|L   |V|7.3589            |A  |$27.1729   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/20/|L   |V|7.0877            |A  |$28.1930   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |04/04/|L   |V|13.1328           |A  |$30.4332   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |04/18/|L   |V|14.2039           |A  |$28.1362   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |05/08/|L   |V|14.0228           |A  |$28.5000   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |05/20/|L   |V|14.7520           |A  |$27.0900   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |06/06/|L   |V|31.3205           |A  |$25.5174   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |06/20/|L   |V|16.2503           |A  |$24.5900   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |07/05/|L   |V|16.9169           |A  |$23.6200   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |07/15/|L   |V|100.0000          |A  |           |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |07/18/|L   |V|21.0804           | A |$18.9500   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |08/08/|L   |V|20.0250           |A  |$19.9500   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |08/20/|L   |V|19.3692           |A  |$20.6263   |(1) 3,963          |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
OPTIONS               |        |02/18|A   |V|100,000    |A  |(2)  |02/18|COMMON STOCK|100,000|       |425,000     |D  |            |
                      |        |/02  |    | |           |   |     |/12  |            |       |       |            |   |            |
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PHANTON STOCK UNITS   |1 FOR 1 |07/31|A   |V|1,544      |A  |(3)  |(3)  |COMMON STOCK|1,544  |       |1,544       |I  |(3)         |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) TOTAL INCLUDES 5 SHARES ACQUIRED UNDER THE PNM RESOURCES, INC. DIVIDEND REINVESTMENT PLAN AND 3,366 ACQUIRED UNDER THE
PNM RESOURCES, INC. 401(k) PLAN. THE INFORMATION IN THIS REPORT IS BASED ON A PLAN STATEMENT DATED 7/31/02.
(2) THE OPTION VESTS IN THREE EQUAL ANNUAL INSTALLMENTS BEGINNING FEBRUARY 18, 2003.
(3) THE PHANTOM STOCK UNITS WERE ACQUIRED UNDER PNM RESOURCES, INC. EXECUTIVE SAVINGS PLAN AND WILL BE SETTLED UPON THE
REPORTING PERSON'S RETIREMENT OR OTHER TERMINATION OF
SERVICE.